Exhibit 16.1

May 16, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 16, 2006, of Chemical Financial Corporation and are in agreement with the statements contained in the first sentence of the first paragraph, insofar as it relates to our firm, and the second, third, fourth and sixth paragraphs on page 2 therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Detroit, Michigan